Filed pursuant to Rule 433
Registration No. 333-220346
September 19, 2017

PRESS RELEASE

All amounts in U.S. dollars

BROOKFIELD BUSINESS PARTNERS ANNOUNCES $600 MILLION EQUITY OFFERING

Brookfield, News — September 19, 2017 — Brookfield Business Partners L.P. (NYSE:BBU; TSX:BBU.UN) (“Brookfield Business Partners”) today announced that it has agreed to issue 6,670,000 limited partnership units (“units”), on a bought deal basis, to a syndicate of underwriters co-led by TD Securities Inc., Citigroup, CIBC Capital Markets, Morgan Stanley and RBC Capital Markets (collectively, the “Underwriters”) at a price of $30.00 per unit (the “Offering Price”) for gross proceeds of approximately $200 million (the “Offering”).

In addition, Brookfield Asset Management Inc. (NYSE:BAM; TSX:BAM.A; Euronext:BAMA) and certain of its related entities (other than Brookfield Business Partners) (collectively, “Brookfield”) will, concurrent with the Offering, purchase, directly or indirectly, 6,945,000 redeemable-exchangeable units of Brookfield Business Partners’ holding limited partnership (“REUs”) at the Offering Price (net of underwriting commissions), for a total amount of approximately $200 million (the “Brookfield Private Placement”).

Brookfield Business Partners will also, concurrent with the Offering, issue 6,670,000 units at the Offering Price by way of private placement to OMERS, the pension plan for Ontario’s municipal employees, for gross proceeds of approximately $200 million (together with the Brookfield Private Placement, the “Concurrent Private Placements”). The aggregate gross proceeds of the Offering and the Concurrent Private Placements will be approximately $600 million.

Brookfield Business Partners has granted the Underwriters an over-allotment option, exercisable in whole or in part for a period of 30 days following the closing of the Offering, to purchase up to an additional 1,000,500 units at the Offering Price. If the over-allotment option is exercised in full, the gross offering size would increase to approximately $630 million.

Brookfield Business Partners intends to use the net proceeds from the Offering, together with the proceeds of the Concurrent Private Placements, for general corporate purposes, including the funding of previously announced transactions and future growth opportunities.

The Offering and the Concurrent Private Placements are expected to close on or about September 26, 2017.

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Offer Documents

Brookfield Business Partners has filed a Registration Statement on Form F-3 (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) in respect of the Offering. Before you invest, you should read the prospectus in that Registration Statement and other documents Brookfield Business Partners has filed with the SEC for more complete information about Brookfield Business Partners and the Offering. Brookfield Business Partners will also be filing a prospectus supplement relating to the Offering with the securities regulatory authorities in the United States and in Canada. You may obtain these documents, along with any document incorporated by reference therein for free via SEDAR at www.sedar.com or by visiting EDGAR on the SEC Website at ww.sec.gov. Alternatively, Brookfield Business Partners, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus or you may request it in the United States from TD Securities (USA) LLC, 31 W 52nd Street, New York, NY 10019, phone: 212-827-7392, or from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 800-831-9146, or from CIBC Capital Markets in the U.S., Attention: Hector Cruz (tel: 800-282-0822, email: useprospectus@cibc.com), 425 Lexington Avenue, 5th floor, New York, NY, or from Morgan Stanley &

Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or from RBC Capital Markets LLC, Attn: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, phone: 877-822-4089, email: equityprospectus@rbccm.com or in Canada from TD Securities Inc., Attn: Symcor, NPM, (tel: 289-360-2009, email: sdcconfirms@td.com) 1625 Tech Avenue, Mississauga, Ontario, L4W 5P5, or from Citigroup Global Markets Canada Inc., phone: 416-947-5500, or from CIBC Capital Markets, 161 Bay Street, 9th Floor, Toronto, Ontario, M5J 2S8; Attn: Lovena Doodahnand (Phone: 416-594-7270; E-mail: Lovena.Doodahnand@CIBC.ca), or from Morgan Stanley Canada Ltd., Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or from RBC Dominion Securities Inc., Attn: Simon Yeung, Distribution Centre, RBC Wellington Square, 8th Floor, 180 Wellington St. W., Toronto, Ontario, M5J 0C2. phone: 416-842-5349; email: Distribution.RBCDS@rbccm.com.

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This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Brookfield Business Partners in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Brookfield Business Partners is a business services and industrial company focused on owning and operating high-quality businesses that benefit from barriers to entry and/or low production costs. Brookfield Business Partners is listed on the New York and Toronto stock exchanges.

Brookfield Business Partners is the flagship listed business services and industrials company of Brookfield Asset Management Inc., (NYSE: BAM)(TSX: BAM.A)(EURONEXT: BAMA), a global alternative asset manager with over $250 billion of assets under management.

For more information, please contact:

Media: Claire Holland Tel: (416) 369-8236 Email: claire.holland@brookfield.com	Investors: Courtney Burke Tel: (416) 369-2629 Email: courtney.burke@brookfield.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

Note: This news release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws including statements with respect to the Offering, the Concurrent Private Placements and the timing of closing described in this news release. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding the operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook of Brookfield Business Partners, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “seeks,” “intends,” “targets,” “projects,” “forecasts” or negative versions thereof and other similar expressions, or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Although we believe that the forward-looking statements we make are based upon reasonable assumptions and expectations, the reader should not place undue reliance on them or any other forward-looking statements or information in this news release. The future performance and prospects of Brookfield Business Partners are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond our control. Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements in this news release include, but are not limited to: the impact or unanticipated impact of general economic, political and market factors in the countries in which we do business; the behavior of financial markets, including fluctuations in interest and foreign exchange rates; global equity and capital markets and the availability of equity and debt financing and refinancing within these markets; strategic actions including dispositions; the ability to complete and effectively integrate acquisitions into existing operations and the ability to attain expected benefits; changes in accounting policies and methods used to report financial condition (including uncertainties associated with critical accounting assumptions and estimates); the ability to appropriately manage human capital; the effect of applying future accounting changes; business competition; operational and reputational risks; technological change; changes in government regulation and legislation within the countries in which we operate; governmental investigations; litigation; changes in tax laws; ability to collect amounts owed; catastrophic events, such as earthquakes and hurricanes; the possible impact of international conflicts and other developments including terrorist acts and cyber terrorism; and other risks and factors detailed from time to time in our documents filed with the securities regulators in Canada and the United States.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by law, Brookfield Business Partners undertakes no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.